First BanCorp Reaches Conclusions on Key Accounting Issues

CONTACT:
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
FIRST BANCORP REACHES CONCLUSIONS ON KEY ACCOUNTING ISSUES
•	Reaches Conclusion on a Substantial Portion of the Mortgage-Related Transactions with Doral Financial Corporation and R&G Financial Corporation

•	Will Restate Historical Financial Statements To Reflect Changes In Treatment Of Mortgage-Related Transactions and Certain Interest Rate Swaps
     San Juan, Puerto Rico, December 13, 2005 — First BanCorp (NYSE: FBP) today announced that it has concluded that a substantial portion of the mortgage-related transactions that First BanCorp entered into with Doral Financial Corporation and R&G Financial Corporation since 1999 do not qualify as sales for accounting purposes. First BanCorp had announced on October 21, 2005 that certain of the mortgage-related transactions that it entered into with R&G Financial Corp. do not qualify as true sales as a legal matter.
     As a consequence, First BanCorp announced today that its management, with the concurrence of its Board, determined, as a result of the Audit Committee’s independent review of the mortgage-related transactions and recently obtained legal opinions, to restate its previously reported financial statements to correct its accounting for the mortgage-related transactions. In addition, First BanCorp announced that it will also restate its financial statements to correct the accounting treatment used for certain interest

First BanCorp Reaches Conclusions on Key Accounting Issues

rate swaps. Accordingly, First BanCorp’s previously-filed interim and audited annual financial statements for the periods from January 1, 2001 through March 31, 2005 should no longer be relied upon.
     Management has discussed its decision to restate historical financial statements to correct the accounting treatment for the mortgage-related transactions and the interest rate swaps with the Corporation’s independent registered public accounting firm, PricewaterhouseCoopers LLP.
Mortgage-Related Transactions
     The mortgage-related transactions with Doral Financial Corp. and R&G Financial Corp. are reflected in First BanCorp’s previously issued historical financial statements as purchases of residential real estate loans, mainly secured by first mortgages, and commercial mortgage loans. The restatement will reflect these mortgage-related transactions as commercial loans secured by mortgages.
     The decision to correct First BanCorp’s accounting for the mortgage-related transactions results from the ongoing review by the Corporation’s Audit Committee and the conclusions by First BanCorp’s management, Audit Committee and outside legal advisors, Martinez Odell & Calabria, that a substantial portion of the mortgage-related transactions with Doral and R&G were not true sales as a legal matter. The Audit Committee is continuing to review the pass through certificates with R&G in the aggregate amount of approximately $263 million as of March 31, 2005. The corrections will have the following effects on the Corporation’s financial statements:
•	Revision of the disclosures in the footnotes to the Corporation’s financial statements, including the disclosures about the types of loans; and

First BanCorp Reaches Conclusions on Key Accounting Issues

•	Revision of the cash flow from investing activities portion of the cash flow statement to reflect the outflow of cash resulting from the origination of loans rather than from the purchase of loans.
     The impact of the revised classification of the mortgage-related transactions as secured commercial loans as of March 31, 2005 and December 31, 2004, 2003 and 2002 will be to reduce residential real estate loans by approximately $3.8 billion, $3.4 billion, $1.9 billion and $959 million, respectively, and to increase commercial loans secured by mortgages as of March 31, 2005 and December 31, 2004, 2003 and 2002 by the same amounts.
     Management has concluded that the revised classification of the mortgage-related transactions as commercial loans will not result in the need for additional reserves. With respect to the Puerto Rico statutory limits for individual borrowers, First BanCorp’s subsidiary, FirstBank, has received a ruling from the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico that results in FirstBank’s continued compliance with the loan to one borrower limit.
     Due to the revised classification of the mortgage-related transactions, FirstBank has terminated its commitments for the purchase of mortgage loan portfolios from Doral Financial Corp.
     The revised classification of the mortgage-related transactions as secured commercial loans precludes the use by First BanCorp of the mortgages as collateral to secure advances from the Federal Home Loan Bank. Given First BanCorp’s current level of borrowings from the Federal Home Loan Bank, the resulting reduction in availability of this funding will have no cash impact. First BanCorp is discussing with the Federal Home Loan Bank its ability to pledge the secured commercial loans as collateral for future advances.

First BanCorp Reaches Conclusions on Key Accounting Issues

Interest Rate Swaps
     First BanCorp has used interest rate swaps to hedge the interest rate risk inherent in its brokered certificates of deposit and medium term notes and in order to better match its asset liability composition. Economically, these hedges have fullfilled, and continue to fullfill, their intended results.
     Since First BanCorp first implemented Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), on January 1, 2001, it has used the short-cut method to account for certain interest rate swaps. First BanCorp has concluded that it should not have used the short-cut method because of technical issues involving the interpretation of the use of the method primarily for those interest rate swaps where upfront fees are received.
     SFAS 133 permits the use of the short-cut method of accounting for certain hedge relationships. Where the technical requirements to the use of this method are met, including the necessary documentation of the hedge positions, a corporation is entitled to assume that the changes in the fair value of a hedged item exactly offset the changes in the value of the related derivative. Where the criteria for the short-cut method are not met, a corporation is required to evaluate the effectiveness of the hedging relationships on an ongoing basis and calculate the changes in the fair value of the derivatives and related hedged items independently.
     “As part of our ongoing accounting review, we have determined that we did not meet the technical and complex requirements relating to hedge accounting in SFAS 133,” said First BanCorp President and CEO

First BanCorp Reaches Conclusions on Key Accounting Issues

Luis Beauchamp. “While the hedges are economically effective, we must restate our results to properly apply the rule.”
     The Corporation believes that, because of rising interest rates in recent years, the impact of this change in its hedge accounting as of November 30, 2005 will be a cumulative non-cash unrealized loss of approximately $175 million, without regard to tax effects. The Corporation intends to hold the swaps until they mature because, economically, these transactions are satisfying their intended results. As a result, the unrealized cumulative loss will be reversed over the remaining lives of the swap.
     The Corporation is in the process of designating the interest rate swaps as hedges eligible for the use of the long haul method of effectiveness testing and, as a result, will apply the hedge accounting treatment in future periods. Until it implements the long haul method, the Corporation will recognize in income currently any gains or losses on the interest rate swaps. Thereafter, under the long haul method, the Corporation expects to be able to offset gains and losses on the interest rate swaps with losses and gains on the certificates of deposit and medium term notes.
Continuing Review

First BanCorp Reaches Conclusions on Key Accounting Issues

     First BanCorp’s management and Audit Committee are continuing their review of other transactions reflected as mortgage-related acquisitions as well as certain other matters, and First BanCorp has not issued financial statements for the quarters ended June 30 and September 30, 2005, pending completion of the review and the preparation of audited restated financial statements. Accordingly, additional matters may come to the attention of First BanCorp that may require adjustments to its financial statements.
     As a result of the need to restate financial statements to correct the accounting for the mortgage-related transactions and certain interest rate swaps, management is evaluating whether the Company’s disclosure controls and procedures, including internal control over financial reporting, were effective as of the end of each of the affected historical periods. It is likely that the assessment of internal control over financial reporting will result in the identification of a material weakness and, accordingly, an adverse opinion on the effectiveness of internal control over financial reporting from our independent registered public accounting firm, but the Company’s review of internal control over financial reporting is ongoing.
      First BanCorp plans to amend its Call Reports, filed under the banking regulations, to be consistent with the restated financial statements.
     “We are aggressively working to complete our accounting review as quickly and diligently as possible,” continued Luis Beauchamp. “At the same time, we continue to implement our ongoing business strategy in our core markets.”
Regulatory Capital
     First BanCorp was advised by the FDIC on December 7, 2005 that the revised classification of the mortgage-related transactions for accounting purposes results in such transactions being viewed for regulatory capital purposes as loans to mortgage companies rather than loans secured by one-to-four family residential properties, notwithstanding FirstBank’s view that the revised classification has no impact on the risk associated with mortgages that have been endorsed to FirstBank. FirstBank has advised the FDIC pursuant to regulatory requirements that, provided the applicable risk weight of 100 percent is assigned, the revised classification of the mortgage transactions and the correction of the accounting for the interest rate swaps would cause the Bank’s ratio of Total Capital to Risk-Weighted Assets as of September 30, 2005 to be slightly below the well capitalized level. FirstBank expects that the FDIC will reach a determination as to FirstBank’s capital category shortly. In the meantime, FirstBank has requested that the FDIC issue a ruling based upon FirstBank’s view that the mortgage-related transactions do not impose risks that are commensurate with the 100 percent risk weight applicable to loans to mortgage companies secured by real estate mortgages that are pledged as collateral, and that a 50 percent risk weight be assigned. Pending action by

First BanCorp Reaches Conclusions on Key Accounting Issues

the FDIC on the Bank’s request, FirstBank has obtained permission from the FDIC to continue to accept, renew or roll over brokered certificates of deposit in accordance with regulatory rules applicable to institutions that are adequately capitalized. First BanCorp is currently taking steps to accomplish transactions that will allow FirstBank to be well capitalized even if the FDIC does not issue the requested ruling. There is no guarantee that such transactions will be completed.
About First BanCorp
     First BanCorp is the parent corporation of FirstBank Puerto Rico, a state chartered commercial bank with operations in Puerto Rico and the Virgin Islands and in the state of Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and UniBank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 140 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida (USA). Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage banking company. In the U.S. and British Virgin Islands, FirstBank operates FirstBank Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
     This press release may contain certain “forward-looking statements” concerning the Corporation’s economic future performance. The words or phrases “expect”, “anticipate”,

First BanCorp Reaches Conclusions on Key Accounting Issues

“look forward”, “should”, “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
     The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made and to advise readers that various factors, including the results of the Corporation’s continuing review of the accounting judgments reflected in its historical financial statements, the impact of the announced restatement and the change in FirstBank’s capital category on the Corporation’s customers and lenders, the ability to fund operations, changes in the interest rate environment, regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected.
     The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
# # #